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                                                                   EXHIBIT (p.2)

             PAYDEN & RYGEL PERSONAL TRADING POLICIES AND PROCEDURES

A. PURPOSE

Preserving the trust of our clients is a matter of singular importance to the management of Payden & Rygel. To this end, we wish to:

      1. Avoid apparent and actual conflicts of interest that may arise from the personal securities trading of an employee or other Access Person (See paragraph B, below); and

      2. Fully comply with the requirements of the Investment Company Act of 1940, and specifically the personal trading guidelines of Rule 17j-1. This is important because Payden & Rygel serves as investment adviser to the Paydenfunds, which are sponsored by The Payden & Rygel Investment Group, as well as to other mutual funds.

B. ACCESS PERSONS

"Access Persons" include: (a) all employees of Payden & Rygel, (b) an employee's spouse or minor children, (c) an employee's relatives who live with the employee, and (d) the accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to ownership.

All Access Persons are subject to the Payden & Rygel Personal Trading Policies and Procedures that follow.

C. PERSONAL TRADING PROCEDURES: PRE-APPROVAL, PROHIBITED TRANSACTIONS, EXEMPT TRANSACTIONS

The following summarizes the key elements that you should keep in mind when preparing to execute a securities trade:

      1. PRE-APPROVAL OF ALL SECURITIES TRANSACTIONS: To avoid any appearance of conflict of interest, Payden & Rygel has determined that any Access Person must seek prior approval of all securities transactions, except the Exempt Securities Transactions specifically listed in paragraph C.3.a, below. An Access Person does this by accessing the automated Payden & Rygel Personal Trading Compliance System to determine if a proposed transaction will be approved. This automated process is maintained on the firm's in-house Juneau system.

            FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO DAYS TO EXECUTE THE TRADE. If the trade is not executed within two days, the approval lapses

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            and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

      2. PROHIBITED SECURITIES TRANSACTIONS: Unless the employee has obtained specific prior written approval (see the Prohibited Securities
            Transaction: Approval of Exemption Procedures in paragraph D, below), an Access Person may not engage in any of the following prohibited securities transactions:

            a. Buy or sell any security issued by a company if (i) that company is an investment advisory client of Payden & Rygel, and (ii) Payden & Rygel is likely to be in a position at some point to have possession of material non-public information about the company (each a "Covered Client"). The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Covered Clients.

            b. Buy or sell any security ("Restricted Security") that is being purchased or sold, or is being considered for purchase or sale, by any Payden & Rygel account (including any mutual fund) for which Payden & Rygel acts as investment adviser. The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Restricted Securities.

            c. Engage in short-term trading of any security. "Short-term trading" is defined as the purchase and then --- sale, or sale and then purchase, of the same security within a 60 day period

            d. Buy or sell any exchange-traded derivative on a security, if the purchase or sale of the underlying security would be a Prohibited Securities Transaction.

            e. Buy any non-Exempt Security in an initial public offering or in a private placement, without the prior written approval of Brian Matthews or Chris Orndorff.

      3.    EXEMPT SECURITIES TRANSACTIONS:

            a. The following securities transactions are exempt from the Prohibited Securities Transactions limitations set forth in paragraph C.2, above, and they are not subject to the "Pre-Approval of All Securities Transactions" procedures in paragraph C.1, above:

                  (i) Purchases or Sales of (a) direct obligations of the United States Government; (b) shares of open-end mutual funds, including money market funds; or (c) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

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                  (ii)  Purchases or sales of securities effected in any account over which an Access Person has no direct or indirect influence or control, for example, an account which is managed on a fully discretionary basis by a third party and over which the Access Person does not in fact exercise influence or control.

                  (iii) Purchases that are part of an automatic dividend
                        reinvestment plan.

                  (iv) Exchange-traded derivatives on broad-based indices, interest rates, or currencies.

                  (v) Purchases or sales of any fixed income securities transaction involving $100,000 or less in principal amount, if the Access Person has no knowledge of any material non-public information concerning the issuer.

            b. Except for the short-term trading limitation in paragraph C.2.c, the following securities transactions are exempt from the Prohibited Securities Transactions limitations in paragraph C.2, above. However, because these transactions are subject to the short-term trading limitation, they are subject to the "Pre-Approval of All Securities Transactions" procedures in paragraph C.1, above:

                  (i) A transaction or series of transactions involving the purchase or sale of any equity securities involving 500 shares or less in the aggregate, if (a) the Access Person has no knowledge of any material non-public information concerning the issuer, and (b) the issuer has market capitalization greater than $2 billion.

                        FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO DAYS TO EXECUTE THE TRADE. If the trade is not executed within two days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

D. ACCESS PERSON PROHIBITED SECURITIES TRANSACTION: APPROVAL OF EXEMPTION PROCEDURES

If an Access Person desires to engage in a Prohibited Securities Transaction (see paragraph C.2, above), the employee must have the prior written approval of Brian Matthews or Chris Orndorff, or in their absence Edward Garlock. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Payden & Rygel Covered Client, or to a Paydenfund or other mutual fund advised by Payden & Rygel, and (ii) the decision to buy or sell the security is not based on material non-public information concerning the issuer.

To obtain prior approval to engage in a Prohibited Securities Transaction, the Access Person must:

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            a.    Complete a Prohibited Securities Transaction: Approval of
                  Exemption form. This form may be accessed as a part of the automated Payden & Rygel Personal Trading Compliance System.

            b. Present the completed form to Brian Matthews or Chris Orndorff, or in their absence Edward Garlock, for written approval BEFORE executing the trade.

            c. Deliver the completed form with the written approval to Ellen Sherwood.

ONCE THE ACCESS PERSON OBTAINS EXEMPTION APPROVAL, HE OR SHE WILL HAVE TWO DAYS TO EXECUTE THE TRADE. If the trade is not executed within two days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

E. REPORTING OBLIGATIONS

To ensure that all employees and their affiliated Access Persons adhere to the Payden & Rygel Personal Trading Policies and Procedures, all employees, on behalf of themselves and any affiliated Access Persons, must provide the following information:

            1. INITIAL HOLDINGS REPORT. Upon being hired, all employees are required to complete a Disclosure of Personal Securities Holdings - Initial Report and submit the completed report within ten (10) days of their first day of employment. This report lists the title, number of shares and principal amount of each security, other than Exempt Securities (see paragraph C.3, above), in which the employee and any affiliated Access Persons has any direct or indirect beneficial ownership at the time the employee joins Payden & Rygel. It also lists the name of any broker-dealer or bank at which the employee or affiliated Access Person maintains an account for the reported securities.

            2. ANNUAL HOLDINGS REPORT. No later than January 30th of each year, all employees are required to complete a Disclosure of Personal Securities Holdings - Annual Report. This report lists the title, number of shares and principal amount of each security, other than Exempt Securities (see paragraph C.3, above), in which the employee and any affiliated Access Person has any direct or indirect beneficial ownership as of December 31 of the preceding year. It also lists the name of any broker-dealer or bank at which the employee or affiliated Access Person maintains an account for the reported securities.

            3. QUARTERLY TRANSACTIONS REPORT. All employees, on behalf of themselves and any affiliated Access Persons, are required to complete a Quarterly Report of Personal Securities Transactions within the first ten (10) days after

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                  the end of each calendar quarter providing information
                  regarding the securities transactions in which they engaged during the preceding quarter.

                  This report is submitted electronically through the Payden & Rygel Personal Trading Compliance System, which is accessed through the firm's Juneau system.

                  For transactions other than Exempt Securities Transactions listed in paragraph C.3.a, above, this report lists the date of the transaction, the security, the quantity (e.g., number of shares), the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the share price at which the transaction was effected, the total dollar amount of the transaction, the name of the broker-dealer or bank through which the transaction was effected, and the account number at the broker-dealer or bank.

                  In addition, with respect to any account established by the employee or any affiliated Access Person in which securities, other than Exempt Securities (see paragraph C.3, above), were held during the quarter, the name of the broker-dealer or bank with whom the account was established, the date the account was established, the account number and such other information on the account as may be requested by Payden & Rygel.

                  EACH EMPLOYEE MUST COMPLETE THIS FORM, EVEN IF THE EMPLOYEE OR ANY AFFILIATED ACCESS PERSON DID NOT HAVE ANY REPORTABLE TRANSACTIONS DURING THE PRECEDING QUARTER.

            4. DUPLICATE CONFIRMATIONS. Each employee must advise Payden & Rygel's Compliance Department of the name, address and contact person at any broker/dealer or bank at which the employee, or any affiliated Access Person, has any securities accounts, other than accounts containing only Exempt Securities listed in paragraph C.3.a, above.

                  This information is required so that Payden & Rygel's Compliance Department may request the broker/dealer or bank to provide Payden & Rygel with duplicate confirmation statements or monthly/quarterly account statements for any securities transactions by the employee or any affiliated Access Person.

F. REVIEW OF REPORTS

The initial holdings report, annual holdings report and quarterly transactions reports for each employee will be reviewed by the Compliance Department to ensure compliance with the Payden & Rygel Personal Trading Policies and Procedures.

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G. ANNUAL CERTIFICATION

All Access Persons shall certify annually that (i) they have read and understand the Code of Ethics of The Payden & Rygel Investment Group (the "Group"), (ii) they recognize they are subject to the Group's Code of Ethics, (iii) and they have complied with the requirements of the Group's Code of Ethics, and (iv) they have disclosed or reported all personal securities transaction required to be disclosed or reported by the Group's Code of Ethics.

H. CONSEQUENCES

The policies and procedures outlined above have been established to ensure that Payden & Rygel employees and their related Access Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of Payden & Rygel's Code of Ethics. Any violations are reported to the Board of Directors of Payden & Rygel and to the Board of Trustees of The Payden & Rygel Investment Group, or of any other mutual fund for which Payden & Rygel is an investment adviser. The Board of Directors or Board of Trustees may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.

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